Exhibit 10.1

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

SECOND AMENDMENT, effective as of November [15], 2007, to the EMPLOYMENT AGREEMENT, dated as of the 2nd day of November, 2004 (the “Employment Agreement”) by and between ARAMARK CORPORATION, a Delaware corporation, and JOSEPH NEUBAUER.

RECITALS

WHEREAS, Congress recently passed new laws regarding the taxation of deferred compensation (the “Deferred Compensation Tax Rules”) under which certain severance payments and benefits provided for in the Employment Agreement could be considered to be deferred compensation, and as such, if the deferred compensation is not paid out at certain times following certain rules, Mr. Neubauer could be subject to tax and penalties that would be in addition to any ordinary income taxes that Mr. Neubauer would otherwise have to pay upon receipt of such compensation; and

WHEREAS, the United States Treasury Department recently promulgated regulations regarding the Deferred Compensation Tax Rules, which require certain provisions to be inserted into existing deferred compensation plans and arrangements for compliance with the Deferred Compensation Tax Rules; and

WHEREAS, the parties hereto wish to amend the Employment Agreement to avoid the potential imposition of any additional tax under the new Deferred Compensation Tax Rules on some or all of the payments and benefits that Mr. Neubauer might receive in the future (whether under the Employment Agreement or otherwise), and therefore ARAMARK is proposing to amend the Employment Agreement to include a provision that (1) imposes certain limitations on the timing of payments or benefits provided under the Employment Agreement (and any other nonqualified deferred compensation plan or arrangement maintained by ARAMARK in which Mr. Neubauer participates) in an effort to ensure that the payment or provision of any such payments or benefits is made at a time that is permitted under the Deferred Compensation Tax Rules, and (2) if ARAMARK is unable to provide any payments or benefits to Mr. Neubauer in the manner currently contemplated under the Employment Agreement (or any other nonqualified deferred compensation plan or arrangement maintained by ARAMARK in which Mr. Neubauer participates) without subjecting Mr. Neubauer to an additional tax under the Deferred Compensation Tax Rules, ARAMARK will provide Mr. Neubauer with the intended payments or benefits in an alternative manner that conveys an equivalent economic benefit to Mr. Neubauer as soon as practicable as may be permitted under the Deferred Compensation Tax Rules, in addition to other provisions required by the Deferred Compensation Tax Rules;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Employment Agreement is amended as follows:

1. Amendment to Section 13. Section 13(a) of the Employment Agreement is amended by replacing the semicolon (;) with the following at the end thereof:

“,which day, if Mr. Neubauer is a “specified employee” within the meaning of the Deferred Compensation Tax Rules, shall be the first day following the six-month period beginning on the date of Mr. Neubauer’s termination of employment; provided, further, that to the extent that the amount of payments due under Section 9 are not subject to the Deferred Compensation Tax Rules by virtue of the application of Treas. Reg. Sec. 1.409A-1(b)(9)(iii)(A), such payments may be made prior to the expiration of such six-month period;”

2. Amendment to Section 13. Section 13 of the Employment Agreement is amended to add the following at the end thereof:

“For purposes of the Deferred Compensation Tax Rules, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Deferred Compensation Tax Rules.”

3. Effect on Employment Agreement. The ARAMARK and Mr. Neubauer each acknowledges and agrees that upon execution of this Amendment, on and after the date of this Amendment, the Employment Agreement will otherwise continue in full force and effect as amended by this Amendment in accordance with its terms.

4. Miscellaneous. This Amendment is entered into and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania. Capitalized terms used but not defined in this Amendment are used with the meanings assigned in the Employment Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be signed as of the date first above written.

ARAMARK CORPORATION

By:	/s/ Lynn McKee
Name:	Lynn McKee
Title:	Executive Vice President, Human Resources

/s/ Joseph Neubauer
Joseph Neubauer